PART I
    INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

    Not required to be filed with the Securities and Exchange
Commission (the "Commission").

Item 2. Registrant Information and Employee Plan Annual
Information.

    Not required to be filed with the Commission.


                           PART II
     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents filed with the Commission by Olin
Corporation (the "Company") are incorporated herein by reference as of their respective dates:

    (a) Olin Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (and the documents incorporated by reference therein).

    (b) Olin Corporation Contributing Employee Ownership Plan
Annual Report on Form 11-K for the fiscal year ended June 30, 1993.

    (c) Olin Corporation Quarterly Report on Form 10-Q for the quarter ended September 30, 1991, containing descriptions of the Common Stock and ESOP Preferred Stock.

    (d) Olin Corporation Form 8-A dated February 28, 1986 containing a description of Olin Common Stock Purchase Rights.

    All documents subsequently filed by the Company or by the Olin Corporation Contributing Employee Ownership Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be part hereof from the date of filing such documents.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interest of Named Experts and Counsel.

    As of December 31, 1993, Johnnie M. Jackson, Jr., counsel for the registrant, beneficially owned 2,379 shares of the Company's Common Stock and 324 shares of the Company's ESOP Preferred Stock and holds employee stock options to purchase 4,485 additional shares of the Company's Common Stock.

Item 6. Indemnification of Directors and Officers.

    The Virginia Stock Corporation Act permits, and the Company's By-laws require, indemnification of Olin's directors, officers and employees in a variety of circumstances. Under Sections 13.1-697 and 13.1-704 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors, officers and employees in civil or criminal actions if such persons acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that their conduct was unlawful. The Company's By-laws require indemnification of directors, officers and employees with respect to certain liabilities, expenses, and other amounts imposed upon such persons by reason of having been directors, officers or employees if such persons acted in good faith and believed that their conduct was in the best interests of the Company or related entity. Also, Section 13.1-692.1 of the Virginia Stock Corporation Act permits a Virginia corporation to limit or totally eliminate the liability of a director or officer in a shareholder or derivative proceeding.

    Directors and officers of the Company are insured, subject to certain exclusions and limits and to the extent not otherwise indemnified by the Company, against loss (including expenses incurred in the defense of actions, suits and proceedings in connection therewith) arising from any error, misstatement, misleading statement, omission or other act made or performed in their capacity as directors and officers. The policies also reimburse the Company for liability incurred in the indemnification of its directors and officers under common or statutory laws or the By-Laws, subject to the terms, conditions and exclusions of the policy. In addition, directors, officers and other employees of the Company who may be "fiduciaries" as that term is used in the Employee Retirement Income Security Act of 1974 are insured with respect to liabilities under such Act.

Item 7. Exception from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

Exhibit No.    Description of Exhibit

3(a) Restated Articles of Incorporation as amended effective January 15, 1992. Incorporated by reference to Exhibit 3(a) to the Company's Form 10-K for the fiscal year ended December 31, 1991 (SEC File No. 1-1070).

3(b) Articles of Amendment designating ESOP Preferred Shares, par value $1 per share. Incorporated by reference to Exhibit 4 to the Company's Form 10-Q for the quarter ended June 30, 1989 (SEC File No. 1-1070).

3(c)           By-laws as amended effective March 1, 1994.
               Incorporated by reference to Exhibit 3(b) to the Company's Form 10-K for the fiscal year ended
               December 31, 1993 (SEC File No. 1-1070).

4(a) Description of the Company's Common Stock Purchase Rights and Rights Agreement dated February 27, 1986 between the Company and Manufacturers
               Hanover Trust Company, Rights Agent.
               Incorporated by reference to the Company's Form 8-A dated February 28, 1986 (SEC File No. 1-1070).

4(b)           Description of the Company's Common Stock.
               Incorporated by reference to Item 5 to the Company's Form 10-Q for the quarter ended
               September 30, 1991 (SEC File No. 1-1070).

5              Opinion of Johnnie M. Jackson, Jr., Esq.

23(a)          Consent of KPMG Peat Marwick.

23(b) Consent of Johnnie M. Jackson, Jr., Esq. (included in Exhibit 5).

24(a)          Powers of Attorney.

24(b)          Certified Resolutions.

The undersigned registrant will submit the plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS in order to qualify the plan.

Item 9. Undertakings.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)  To include any prospectus required by Section
             10(a)(3) of the Securities Act of 1933, as amended
             (the "Securities Act");

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
                         SIGNATURES

       The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing on the Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Stamford, State of Connecticut, on this 14th day of March, 1994.

                                OLIN CORPORATION


                                By  J. M. Jackson, Jr.
                                    J. M. Jackson, Jr.
                                    Secretary

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

      Signature                 Title

            *
 John W. Johnstone, Jr.        Chairman of the Board,
                                  Chief Executive Officer
                                  and Director
                                  (Principal Executive Officer)


          *
     James A. Riggs             Senior Vice President and
                                  Chief Financial Officer
                                  (Principal Financial Officer)

          *
   Emanuel J. DiTeresi         Vice President and Controller
                                  (Principal Accounting Officer)

          *
  Robert R. Frederick          Director


          *
   Donald W. Griffin           Director


*By   J. M. Jackson, Jr.
     (J. M. Jackson, Jr.,
      Attorney-in-fact)

Dated:  March 14, 1994


            *
   William W. Higgins          Director


          *
   Robert Holland, Jr.         Director


          *
   Jack D. Kuehler             Director


          *
H. William Lichtenberger       Director


          *
G. Jackson Ratcliffe, Jr.      Director


          *
    William L. Read            Director


          *
    John P. Schaefer           Director


          *
     Irving Shain              Director


          *
 Eugene F. Williams, Jr.       Director


          *
     Robert L. Yohe             Director


*By     J. M. Jackson, Jr.
     (J. M. Jackson, Jr.,
      Attorney-in-fact)

Dated:  March 14, 1994


       The Plan.  Pursuant to the requirements of the Securities
Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Stamford, State of Connecticut, on March 14, 1994.

                                OLIN CORPORATION CONTRIBUTING
                                  EMPLOYEE OWNERSHIP PLAN


                                By: Members of the Olin Contributing
                                    Employee Ownership Plan Committee



                                        Peter C. Kosche
                                        Peter C. Kosche


                                        John W. Daly
                                        John W. Daly


                                        Carol L. Matthews
                                        Carol L. Matthews


                                        Carmen I. Ramos
                                        Carmen I. Ramos


                                        Diana L. Stepankiw
                                        Diana L. Stepankiw


                        EXHIBIT INDEX



Exhibit No.  Description

3(a) Restated Articles of Incorporation as amended effective January 15, 1992. Incorporated by reference to Exhibit 3(a) to the Company's Form 10-K for the fiscal year ended December 31, 1991 (SEC File No. 1-1070).

3(b) Articles of Amendment designating ESOP Preferred Shares, par value $1 per share. Incorporated by reference to Exhibit 4 to the Company's Form 10-Q for the quarter ended June 30, 1989 (SEC File No. 1-1070).

3(c)         By-laws as amended effective March 1, 1994.
             Incorporated by reference to Exhibit 3(b) to the Company's Form 10-K for the fiscal year ended
             December 31, 1993 (SEC File No. 1-1070).

4(a) Description of the Company's Common Stock Purchase Rights and Rights Agreement dated February 27, 1986 between the Company and Manufacturers Hanover Trust Company, Rights Agent. Incorporated by reference to the Company's Form 8-A dated February 28, 1986 SEC File No. 1-1070).

4(b)         Description of the Company's Common Stock.
             Incorporated by reference to Item 5 to the Company's Form 10-Q for the quarter ended
             September 30, 1991 (SEC File No. 1-1070).

5            Opinion of Johnnie M. Jackson, Jr., Esq.

23(a)        Consent of KPMG Peat Marwick.

23(b) Consent of Johnnie M. Jackson, Jr., Esq. (included in Exhibit 5).

24(a)        Powers of Attorney.

24(b)        Certified Resolutions.